Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

FiEE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	494,476	$6.00	$2,966,856	0.00013810	$409.73
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$2,966,856		$409.73
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$409.73

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-3 (the “Registration Statement”) also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or similar transaction.
(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $6.00, which is the average of the high and low prices of the registrant’s common stock, par value $0.01 per share (“Common Stock”) on May 26, 2026, on the Nasdaq Capital Market.
(3)	Represents the shares of Common Stock of the registrant that will be offered for resale by the selling stockholders pursuant to the prospectus contained in the Registration Statement to which this exhibit is attached.